Exhibit 10.18

                                                      One Celadon Drive
                                                      Indianapolis, IN 46235
                                                      Telephone: (317) 972-7085
                                                      Facsimile: (317) 890-8099
[CELADON LOGO]
                                                      Jerry L Closser
                                                      Executive Vice President


July 9, 2001                                          PERSONAL & CONFIDENTIAL
                                      via intercompany e-mail on July 9, 2001

Mr. Sergio Hernandez Aranda
Director General
Celadon Mexicana, S.A. de C.V.
Kepler 53, Col. Anzures
Mexico, D.F. C.P. 11520


     Subject:  Letter of Understanding and Mutual Agreement
               Sergio Hernandez Aranda - Director General of Celadon Mexicana

Dear Sergio;

First, let me share with you how pleased and excited I am to have the privilege and honor to be working directly with you now that we have made some changes recently in our organization. Furthermore, I think it is very proper that one of the first of many things we will work on together is to present to you, for your review, the following details of a four (4) year employment agreement and commitment that the company offers you:

     Term of Agreement: This agreement is for a term of four (4) years starting June 25, 2001 and ending on June 25, 2005.

     Base Pay: Your base pay, effective June 26, 2001 will be at a rate of $120,000 USD (one hundred and twenty thousand American dollars) annually. You can elect to be paid in United States dollars or in Mexican Pesos, or any part of thereof split between United States dollars and Mexican Pesos. Any payment in Mexican Pesos will be subject to a mutually agreeable published schedule of exchange rates.

     Annual Increases: Your salary will be increased in the increment of 5% (five percent) annually as from June 25, 2001 over the term of this agreement.

     Annual Bonus: You are entitled to earn an annual bonus based on the performance and results of Celadon Group, Inc. which shall be determined and paid during the first two (2) months after the closing of the fiscal year. Bonus criteria is to be mutually agreed upon by the Executive Group of Celadon.

     Incentive Payment (sign on bonus): In consideration of your acceptance of this agreement you will receive an incentive payment, or otherwise called a signing bonus, of $20,000 USD to be paid to you in three (3) amounts over the first year of this agreement ($10,000 will be paid upon signature of the agreement, another $5,000 paid no later than September 31, 2001, and the final payment of $5,000 paid no later than December 31, 2001. You agree to return 75% of what has been paid to you in the event that you voluntarily leave Celadon Mexicana, S.A. de C.V. before the end of the four
     (4) year agreement.

     Company Car: As part of our key management group you will be provided with the use of a company car. The company will also provide the fuel, maintenance, and insurance for this vehicle pursuant to the policies of Celadon Mexicana, S.A. de C.V.. The type of vehicle and the life of the vehicle is to be mutually agreed upon by the Executive Vice President and Director General. You will not be responsible for any share of the vehicle acquisition cost.

     Stock Option Plan: As a key level management employee you will be eligible to participate in the Celadon Group, Inc. 1994 Stock Option Plan. Upon approval of the Compensation Committee at their next scheduled meeting, you will receive a grant of 5,000 options. The option price is the closing price of Celadon Group, Inc. shares on NASDAQ on the day before the grant. Options vest over a 3-year period at one third of the total on each anniversary date. You will be eligible for additional stock option awards as approved by the Board of Directors.

Mr. Sergio Hernandez Aranda
July 2, 2001
Page -2-



     Health Insurance & Life Insurance: You will be provided with an insurance policy for medical expenses to cover yourself, spouse and children, and a life insurance policy, pursuant to the policies of Celadon Mexican S.A. de C.V.

     Holidays and Vacation: You will be provided with holidays and vacations pursuant to the policies of Celadon Mexicana S.A. de C.V. and as regulated by the Mexican Federal Law of Labor.

     Confidential Business Information: You agree not to disclose to any third person any Confidential Business Information not generally available in the public domain relating to the business or operations of Celadon Group, Inc. and/or Celadon Mexicana, S.A. de C.V. and/or any subsidiaries or affiliates, and shall not use any such information for your own benefit or for the benefit of any third person, either during the term of this agreement or thereafter, whether such information was obtained or conceived by you or others.

     Sole Engagement: You agree during the term of this agreement that you will not engage or otherwise, directly or indirectly, be associated with, or act as independent contractor or consultant for or to, or be a director, office, employee, owner or partner of, any other business or organization, whether or not such business or organization is now or shall then be competing with Celadon Group, Inc. and/or Celadon Mexicana, S.A. de C.V.

     No Compete Obligation: You agree to abstain from the moment of termination from Celadon Mexicana, S.A. de C.V., for a period of twelve (12) months, from exercising any activity similar to the activity performed with Celadon Mexicana, S.A. de C.V. You also agree not to engage in any similar activity or otherwise directly or indirectly, be associated with or act as an independent contractor or consultant for or partner of, any other business or organization, with a field of activity similar to the Celadon Mexicana, S.A. de C.V. activity. You agree that your no compete obligation will apply irrespective of the modalities of termination and irrespective at whose initiative the employment relationship will be terminated.

     Office Relocation: The company warrants its interest and approval to the relocation of Celadon Mexicana, S.A de C.V. offices from Mexico City to Queretaro subject to a complete analysis of the cost, impact to the existing employees, transportation expense, and other impacts and considerations of the move. The final approval must be mutually agreed upon by the Executive Vice President and the Director General. In the event, and for any reason, the relocation is not approved and does not occur, you will be allowed to exercise a right to terminate your employment with Celadon Mexicana, S.A. de C.V. at your discretion upon six (6) months written notice to the Executive Vice President.

     Salary Continuation: Because of your key management position, the company will provide you with a salary continuation guarantee and will compensate you in the amount of six (6) months of salary at the full rate of pay in the event that you are involuntarily terminated by Celadon (except in the event you are convicted of a felony charge). This payment will be made over the six (6) months following the involuntary termination of your employment with the company less any applicable taxes. You agree not to compete against the company during the immediate three (3) months after your involuntary termination.

I trust this outline is conclusive and in the spirit of an agreement that is mutually beneficial to you and the Celadon Group. If this letter accurately summarizes our discussions, please acknowledge your acceptance and understanding of our agreement. This letter will then be used to formalized our agreement into an employment contract.

Sincerely,

CELADON GROUP, INC.                  Accepted by:



Jerry L. Closser                     /s/ Sergio Hernandez Aranda  July 9, 2001
Executive Vice President             Sergio Hernandez Aranda          Date